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                                                                   Exhibit 7(i)

                                Amendment No. 1

Effective as of August 1, 2007, American Skandia Life Assurance Corporation ("Reinsured") and Pruco Reinsurance, Ltd. ("Reinsurer") amend the Automatic Coinsurance Agreement effective as of July 1, 2005 (the "Agreement") reinsuring certain Lifetime 5 Withdrawal Benefit ("LT5WB") riders written by the Reinsured as follows. This Amendment shall be attached to and become a part of the Agreement. All terms not otherwise defined herein are defined in the Agreement.

     I. Article I - Automatic Reinsurance, Paragraph 1 is deleted and replaced with the following:

            1. Insurance. The Reinsured will cede and the Reinsurer will accept as reinsurance the underlying benefit provided by the Life Time 5 Withdrawal Benefit (LT5WB) riders written by the Reinsured as shown in Schedule A or any amendments thereto.

     II.    Article IV - Reinsurance Premiums is amended to add the following:



     III. Article V - Payments by Reinsurer is deleted and replaced with the following:

            Benefits: As more fully described on Schedule B, the Reinsurer will pay the Reinsured the remaining obligation under the LT5WB benefit rider on the maturity date of the guarantee, to the extent that the guarantee exceeds the contract's account value, subject to the limits defined in Schedule A (2).

     IV. Article IX - General Provisions, paragraph 5 is amended to include the following at the end:

            No assignment or transfer shall be effective unless such assignment or transfer is (i) filed with the Reinsured's appropriate domiciliary regulator(s) at least 30 days prior to the proposed effective date, (ii) not disapproved, (iii) made in writing, and
            (iv) signed by the parties hereto.

     V. Article IX - General Provisions, paragraph 8 is amended to include the following at the end of the second paragraph:

            Failure to give such notice shall not excuse the obligation of the Reinsurer unless it is substantially prejudiced thereby.

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     VI.    Article XIII - Duration of Agreement, paragraph 1 is amended to include the following at the end:

            No termination shall be effective unless such termination is
            (i) filed with the Reinsured's appropriate domiciliary regulator(s) at least 30 days prior to the proposed effective date, (ii) not disapproved, (iii) made in writing, and (iv) signed by the parties hereto.

     VII. SCHEDULE A - Business Reinsured, Item 1 is amended to add LT5WB riders issued on new business between March 15, 2005 through May 5, 2005. As a result, the Item 1 Chart is deleted and replaced by the following:

     1.     Form Name and Type             Issue Dates        Form Number
            ------------------------------ ------------------ ---------------
            LT5WB Riders                   5/06/05 - present  RID-WB (11/04)
            Issued on new business                            SCH-WB (11/04)
            LT5WB Riders                   3/15/05 - present  RID-WB (11/04)
            Issued on business in force                       SCH-WB (11/04)
            before March 15, 2005
            LT5WB Riders                   3/15/05 - 5/5/05   RID-WB(11/04)
            Issued on new business issued                     SCH-WB(11/04)
            between 3/15/05 and 5/5/05

     VIII. SCHEDULE B - Monthly Settlement Report, paragraph B - Due Reinsured is amended to read as follows:



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This Amendment does not alter, amend or modify the Agreement other than as set forth herein, and it is otherwise subject to all the terms and conditions of the Agreement together with all amendments and supplements thereto. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

Executed in Duplicate By:

     IX.    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

BY:     ---------------------

NAME:   ---------------------

TITLE:  ---------------------

DATE:   ---------------------

     X.     PRUCO REINSURANCE LTD

BY:     ---------------------

NAME:   ---------------------

TITLE:  ---------------------

DATE:   ---------------------

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